addendum to Investment advisory AGREEMENT

TO:       Miller Investment Trust

The Wellesley Office Park

20 William Street

Wellesley, Massachusetts 02481

Dear Board Members:

You have selected us to act as the investment adviser to the Miller Intermediate Bond Fund (the “Fund”) pursuant to a management agreement dated as of July 8, 2014 (the “agreement”). Effective January 1, 2020, we hereby contractually agree to reduce the management fees payable under the Agreement from 0.95% of the average daily net assets of the Fund to 0.75% of the average daily net assets of the Fund. All other terms and conditions of the agreement remain unchanged.

Very truly yours,

Wellesley Asset Management, Inc.

Dated: as of December 20, 2019                                                 By: /s/ Greg Miller

Print Name: Greg Miller

Title: CEO

ACCEPTANCE:

The foregoing Agreement is hereby accepted.

Miller Investment Trust

Dated: as of December 20, 2019                                                By: /s/ Greg Miller

Print Name: Greg Miller

Title: President